Exhibit 23.1




                 Exhibit 23 - Consent of Independent Auditors



We consent to the use of our report dated January 21, 1997, included in the 1996 Annual Report to Shareholders of Triad Guaranty Inc., included in this Annual Report (Form 10-K) of Triad Guaranty Inc.

Our audit also included the financial statement schedules of Triad Guaranty Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-75668) pertaining to the 1993 Long-Term Stock Incentive Plan of Triad Guaranty Inc. and the Registration Statement (Form S-8 No. 33-96550) pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan of our report dated January 21, 1997, with respect to the consolidated financial statements included in this Annual Report (Form 10-K) of Triad Guaranty Inc., and our report included in the preceding paragraph with respect to the financial statement schedules.



/s/ERNST & YOUNG LLP
--------------------
Raleigh, North Carolina
March 20, 1997